As filed with the Securities and Exchange Commission on December 29, 2008

Registration No. 333-138689

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

SI INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

52-2127278

(IRS Employer Identification Number)

12012 Sunset Hills Road

Reston, Virginia 20190

(703) 234-7000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

S. Bradford Antle

President and Chief Executive Officer

SI International, Inc.

12012 Sunset Hills Road

Reston, Virginia 20190

(703) 234-7000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With a copy to:

Lawrence T. Yanowitch, Esq.

Charles W. Katz, Esq.

Morrison & Foerster LLP

1650 Tysons Boulevard

McLean, VA 22102

(703) 760-7700

Additional Registrants:

Registrant	Jurisdiction of Organization	IRS Employer Identification Number
SI International Application Development, Inc.	Maryland	52-1089282
SI International Consulting, Inc.	Delaware	54-1868597
SI International Learning, Inc.	Maryland	52-113675
MATCOM International Corp.	Delaware	54-1932253
SI International Technology Services, Inc. (f/k/a Materials, Communication and Computers, Inc.)	North Carolina	56-1375202
Bridge Technology Corporation	Virginia	54-1993245
Shenandoah Electronic Intelligence, Inc.	Virginia	54-1424743
SI International SEIT, Inc. (f/k/a SEI Technology, Inc.)	Virginia	54-1478718
SI International Zen Technology, Inc. (f/k/a Zen Technology, Inc.)	Virginia	52-1886376

DEREGISTRATION OF SECURITIES

On November 14, 2006, SI International, Inc. (the “Company”) filed with the Securities and Exchange Commission a registration statement on Form S-3 (File No. 333-138689) (the “Registration Statement”) which registered, for issuance from time to time, shares of Common Stock, par value $.01 per share, shares of Preferred Stock, par value $.01 per share, Depositary Shares, Warrants, Debt Securities and Guarantees of Debt Securities, valued up to $150,000,000 in the aggregate.  The Registration Statement was declared effective by the Securities and Exchange Commission on February 14, 2007.

On August 26, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Serco Group plc, a public limited company organized under the laws of England and Wales, Serco Inc., a New Jersey corporation (“Serco”), and Matador Acquisition Corporation, a Delaware corporation (“Merger Sub”), pursuant to which, among other things, Merger Sub would be merged with and into the Company, with the Company continuing as the surviving corporation and becoming a wholly-owned subsidiary of Serco (the “Merger”).

On November 13, 2008, the Company held a special meeting of stockholders at which the stockholders adopted the Merger Agreement and the transactions contemplated thereby.

The Merger became effective on December 29, 2008 following the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.

In anticipation of the closing of the Merger, the Company has terminated all of its offerings of securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement which remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, each registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, Commonwealth of Virginia, on December 29, 2008.

SI INTERNATIONAL, INC.

By:	/s/ James E. Daniel
James E. Daniel Senior Vice President, General Counsel and Secretary

SI INTERNATIONAL APPLICATION DEVELOPMENT, INC.

By:	/s/ James E. Daniel
James E. Daniel Secretary

SI INTERNATIONAL CONSULTING, INC.

By:	/s/ James E. Daniel
James E. Daniel Secretary

SI INTERNATIONAL LEARNING, INC.

By:	/s/ James E. Daniel
James E. Daniel Secretary

MATCOM INTERNATIONAL CORP.

By:	/s/ James E. Daniel
James E. Daniel Secretary

SI INTERNATIONAL TECHNOLOGY SERVICES, INC.

By:	/s/ James E. Daniel
James E. Daniel Secretary

BRIDGE TECHNOLOGY CORPORATION

By:	/s/ James E. Daniel
James E. Daniel Secretary

SHENANDOAH ELECTRONIC INTELLIGENCE, INC.

By:	/s/ James E. Daniel
James E. Daniel Secretary

SI INTERNATIONAL SEIT, INC.

By:	/s/ James E. Daniel
James E. Daniel Secretary

SI INTERNATIONAL ZEN TECHNOLOGY, INC.

By:	/s/ James E. Daniel
James E. Daniel Secretary